Exhibit 23.4

December 21, 2022

IMMRSIV Inc.

1004, Toa Payoh North, #04-12

Singapore 318995

+65 6255 4645

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of IMMRSIV Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully,

Name: Lim Yau Boon